EXHIBIT 10.18

TO FORM 10-KSB FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2007

SEPARATION AGREEMENT

This Separation Agreement ("Agreement") is dated the 27th day of November but effective as of October 1, 2006 ("Effective Date") by and between Dov Amir, an individual whose address is 325 N. Oakhurst Dr. PH#3, Beverly Hills, CA 90210 ("Amir") and Daleco Resources Corporation, a Nevada corporation whose address is 17 Wilmont Mews, 5th Floor, West Chester, Pennsylvania 19382 ("Daleco") (hereinafter Amir and Daleco are sometimes collectively referred to as the "Parties" and individually as a "Party").

Background

WHEREAS, by Employment Agreement dated as of October 1, 2001 ("Employment Agreement"), Daleco agreed to employ Amir as the Chairman of the Board of Directors and Chief Executive Officer; and

WHEREAS, in accordance with the provisions of the Employment Agreement, the Board of Directors at its meeting on June 15, 2006 elected not to renew the Employment Agreement expiring on September 30,2006; and

WHEREAS, as of September 30, 2006, Daleco is indebted to Amir in the amount Five Hundred Ninety One Thousand Seven Hundred Fifteen Dollars ($591,715) all as more fully set forth in Daleco's annual and quarterly financial statements as filed on Forms 10-KSB and 10-QSB ("Amir Debt"); and

WHEREAS, Daleco desires to address the satisfaction of the Amir Debt; and

WHEREAS, Amir is willing to work with Daleco to allow for the orderly repayment of the Amir Debt.

NOW THEREFORE, in consideration of the covenants and obligations set forth below and intending to be legally bound hereby, the Parties agree as follows:

1. Incorporation by Reference.

1.1. The Parties incorporate the Background section for all purposes as though same were set forth herein in its entirety.

2. Consideration. In consideration of Amir's agreeing to the satisfaction of the Amir Debt in accordance with this Agreement, Daleco agrees to:

2.1. For a period of three years from and after the Effective Date ("Term") pay Amir One Hundred Thousand Dollars ($100,000) per annum of which Fifty Thousand Dollars ($50,000) per annum shall be allocated to the satisfaction of the Amir Debt and Fifty Thousand Dollars ($50,000) shall be deemed to be Amir's separation payment.

2.2. Should, at the conclusion of the Term, the Amir Debt not have been fully satisfied, then Daleco shall continue to pay Amir up to One Hundred Thousand Dollars ($100,000) per annum, one hundred percent of which shall be allocated to the satisfaction of the Amir Debt until same is extinguished.

2.3. Daleco shall have the right to satisfy the Amir Debt in full at any time prior to the end of the Term. Should Daleco elect to satisfy the Amir Debt in one or more payments during the Term, upon the satisfaction of the Amir Debt in full, all payments to Amir under paragraphs 2.1 and 2.2 above

shall cease and Daleco shall have no further obligation to pay any additional amount to Amir under this Agreement.

2.4. All payments due Amir under paragraph 2.1 and 2.2 above shall be made in thirty six (36) equal monthly installments over the course of the Term.

3. First Regional Bank.

3.1. The Company agrees that it will use its best efforts to satisfy the loan from the First Regional Bank to the Company ("First Regional Loan"), which is presently secured by the assets of Amir ("Amir Assets"), simultaneous with or immediately after the execution of this Agreement, or provide sufficient substitute collateral for the First Regional Loan so that the Amir Assets are promptly released, in their entirety, from the First Regional Bank, without qualification, condition or setoff.

4. Miscellaneous.

4.1. Notices. Any notice required hereby shall be in writing, shall be effective upon receipt, may be sent by facsimile transmission, or original document by hand delivery, overnight courier or certified mail, return receipt requested, postage prepaid to the address set forth below. The original of any notice sent by facsimile transmission shall be delivered to the addressee by the close of the business day next following the date of the facsimile transmission.

All notices shall be sent to:

If to Daleco:

Daleco Resources Corporation
17 Wilmont Mews, 5th Floor
West Chester, PA 19382
FAX NO: 610-429-0818
ATTN: Gary J. Novinskie

With a copy to:

Ehmann, Van Denbergh & Trainor, P.C.
Two Penn Center Plaza, Suite 220
1500 John F. Kennedy Boulevard
Philadelphia, PA 19102
FAX NO: 215-851-9820
ATTN: C. Warren Trainor

If to Amir:

Dov Amir
325 N. Oakhurst Drive, PH #3,
Beverly Hill, CA 90210

Any Party may change its address for notice by giving the other party ten (10) days notice of such change.

4.2. Entire Agreement. This Agreements sets forth the entire agreement between the Parties regarding the subject matter hereof and supersedes any prior written or oral understandings.

4.3. Successors and Assigns. This Agreement shall be binding on the Parties hereto and their heirs, successors and assigns. Neither Party may assign its rights and/or obligations hereunder without the express written consent of the other Parties, which consent shall not be unreasonably withheld.

4.4. Multiple Originals. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same Agreement.

4.5. Facsimile Signatures. Facsimile signatures shall be binding on all Parties, with original signature pages delivered to the receiving Party not later than close of the first business day following the date of the facsimile transmission.

4.6. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to conflict of laws provisions.

4.7. Survival. The agreements and covenants of Daleco to Amir shall survive the execution and Term of this Agreement.

4.8. Amendment and Waivers. Except as otherwise expressly provided herein, no amendment, modification or waiver of any provision of this Agreement or consent to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the Parties. Each amendment, modification or waiver shall be effective only in the specific instance for the specific purposed for which it was given.

4.9. Consent Jurisdiction. The Parties agree that any dispute or other claim arising under this action shall be commenced in the United States District Court for the Eastern District of Pennsylvania or such other court, as appropriate, sitting within the jurisdiction of the United States District Court for the Eastern District of Pennsylvania. Each party consents to said

jurisdiction for the resolution of any and all causes of action arising hereunder or growing out of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Daleco Resources Corporation

By: Gary J. Novinskie
GARY J. NOVINSKIE
PRESIDENT

Dov Amir
Dov Amir